EXHIBIT 21 - Active Subsidiaries of Registrant

                                                        State of
               Name                                   Incorporation
               ----                                   -------------

               Kinro, Inc.                            Ohio


               Kinro Manufacturing, Inc.              Delaware


               Kinro Holding, Inc.                    New York


               Shoals Supply, Inc.                    Delaware


               Shoals Supply Holding, Inc.            New York


               Lippert Components, Inc.               Delaware


               Kinro Texas Limited Partnership        Texas Partnership


               Kinro Tennessee Limited Partnership    Tennessee Partnership


               Shoals Supply Texas
                 Limited Partnership                  Texas Partnership


               Shoals Supply Tennessee
                 Limited Partnership                  Tennessee Partnership